Exhibit 99.1

Vicor Corporation Reports Results for the Second Quarter Ended June 30, 2014

ANDOVER, MA--(Marketwired - July 22, 2014) - Vicor Corporation (NASDAQ: VICR) today reported financial results for the second quarter and six months ended June 30, 2014. These results will be discussed later today at 5:00 p.m. Eastern Time, during management's quarterly investor conference call. The details for the call are presented below.

Regarding the second quarter's performance, Dr. Patrizio Vinciarelli, Chief Executive Officer, commented, "As expected, Vicor experienced mixed results for the period, as improvement across the Brick Business Unit was offset by the anticipated decline in VI Chip shipments associated with a major product transition underway by VI Chip's largest datacenter customer. Higher unit volumes and a positive shift in mix contributed to sequential strength for the BBU. Similarly, Picor saw growth driven by its new line of point of load regulators. However, the consequences of the product transition for VI Chip, along with ongoing litigation expenses, caused us to record a loss for the quarter, albeit smaller than the prior quarter's loss. We are encouraged by the recovery of bookings, which increased 14.6% sequentially, and by customer response to new VI Chip and Picor products targeting opportunities for which our solutions offer highly differentiated performance."

Revenues for the second quarter ended June 30, 2014 increased to $53,361,000, compared to $46,865,000 for the corresponding period a year ago, and increased from $53,233,000 for the first quarter of 2014.

Gross margin increased to $22,662,000 for the second quarter of 2014, compared to $18,461,000 for the corresponding period a year ago, but decreased from $22,792,000 for the first quarter of 2014. Gross margin, as a percentage of revenue increased to 42.5% for the second quarter of 2014 compared to 39.4% for the second quarter of 2013, but decreased on a sequential basis from 42.8% for the first quarter of 2014.

Net loss for the second quarter was ($4,835,000), or ($0.13) per share, compared to a net loss of ($4,616,000), or ($0.12) per share, for the corresponding period a year ago and a net loss of ($5,378,000), or ($0.14) per share, for the first quarter of 2014.

Revenues for the six months ended June 30, 2014, increased by 20.0% to $106,594,000 from $88,811,000 for the corresponding period a year ago. Net loss for the six month period was ($10,213,000), or ($0.26) per share, compared to a net loss of ($9,606,000), or ($0.24) per diluted share, for the corresponding period a year ago.

For the first six months ended 2014, no tax benefit can be recognized for the majority of the Company's losses due to a full valuation allowance against all domestic deferred tax assets. For the first six months of 2013, a net income tax benefit was recorded due to an increase in net federal deferred tax assets not covered by a valuation allowance at that time, a potential net operating loss carryback for federal income tax purposes and the recognition of the full federal research and development tax credit for 2012 during the first quarter. On January 2, 2013, Congress passed the American Taxpayer Relief Act of 2012, extending the research and development tax credit for both 2012 and 2013.

Total backlog at the end of the second quarter was $45,648,000, compared to $41,562,000 at the end of the first quarter, and $44,659,000 at the end of 2013.

Depreciation and amortization for the second quarter of 2014 was approximately $2,411,000, and capital additions totaled $1,927,000. For the first six months of 2014, depreciation and amortization was $4,854,000 and capital additions totaled $3,481,000, compared to $5,028,000 and $2,543,000, respectively, for the first six months of 2013. Cash and cash equivalents increased by $498,000 to approximately $50,805,000 at the end of the second quarter of 2014 from $50,307,000 at the end of the first quarter of 2014.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, July 22, 2014 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 59133590. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through August 6, 2014. The replay dial-in number is 888-286-8010 and the Passcode is 49359584. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management's current expectations and estimates as to the prospective events and circumstances that may or may not be within the company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor's Annual Report on Form 10-K for the year ended December 31, 2013, under Part I, Item I - "Business," under Part I, Item 1A - "Risk Factors," under Part I, Item 3 - "Legal Proceedings," and under Part II, Item 7 - "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

	QUARTER ENDED		SIX MONTHS ENDED
	(Unaudited)		(Unaudited)

	JUNE 30,	JUNE 30,	JUNE 30,	JUNE 30,
	2014	2013	2014	2013

Net revenues	$53,361	$46,865	$106,594	$88,811
Cost of revenues	30,699	28,404	61,140	53,743
Gross margin	22,662	18,461	45,454	35,068

Operating expenses:
Sales & administration	17,033	15,455	35,013	29,342
Research & development	10,643	9,988	20,894	19,843
Severance charges	-	-	-	1,361
Total operating expenses	27,676	25,443	55,907	50,546

Loss from operations	(5,014)	(6,982)	(10,453)	(15,478)

Other income (loss), net	82	(54)	112	(39)

Loss before income taxes	(4,932)	(7,036)	(10,341)	(15,517)

Provision (benefit) for income taxes	-	(2,436)	17	(5,931)

Consolidated net loss	(4,932)	(4,600)	(10,358)	(9,586)

Less: Net income (loss) attributable to
noncontrolling interest	(97)	16	(145)	20

Net loss attributable to
Vicor Corporation	($4,835)	($4,616)	($10,213)	($9,606)

Net loss per share attributable
to Vicor Corporation:
Basic	($0.13)	($0.12)	($0.26)	($0.24)
Diluted	($0.13)	($0.12)	($0.26)	($0.24)

Shares outstanding:
Basic	38,542	38,538	38,541	39,852
Diluted	38,542	38,538	38,541	39,852

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

	JUNE 30,	DEC 31,
	2014	2013
	(Unaudited)	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$50,805	$56,339
Short-term investments	642	463
Accounts receivable, net	27,069	27,683
Inventories, net	29,228	29,696
Deferred tax assets	131	131
Other current assets	4,948	4,212
Total current assets	112,823	118,524

Long-term investments	4,995	5,188
Property and equipment, net	38,670	40,092
Other assets	1,786	1,836

	$158,274	$165,640

Liabilities and Equity

Current liabilities:
Accounts payable	$9,221	$8,677
Accrued compensation and benefits	8,780	8,104
Accrued expenses	3,586	2,841
Income taxes payable	5	15
Deferred revenue	1,259	1,018
Total current liabilities	22,851	20,655

Long-term deferred revenue	768	974
Long-term income taxes payable	1,346	1,339
Deferred income taxes	335	335

Equity:
Vicor Corporation stockholders' equity:
Capital stock	170,775	169,984
Retained earnings	98,432	108,645
Accumulated other comprehensive loss	(332)	(526)
Treasury stock	(138,927)	(138,927)
Total Vicor Corporation stockholders' equity	129,948	139,176
Noncontrolling interest	3,026	3,161
Total equity	132,974	142,337

	$158,274	$165,640

CONTACT INFORMATION

For further information contact:

James A. Simms
Chief Financial Officer
Voice: 978-470-2900
Facsimile: 978-749-3439